EXHIBIT 99.1  PRESS RELEASE

COASTAL FEDERAL SAVINGS BANK AND FIRST FEDERAL OF CHERAW
ANNOUNCE COMPLETION OF SALE OF FLORENCE OFFICE


MYRTLE BEACH, S.C., March 6, 2000 -- Coastal Federal Savings Bank, a subsidiary of Coastal Financial Corporation (Nasdaq: CFCP) and First Federal Savings & Loan Association of Cheraw, a subsidiary of Great Pee Dee Bancorp, Inc. (Nasdaq:
PEDE), today announced the closing of the purchase by First Federal of Cheraw of the Florence, South Carolina branch office from Coastal Federal Savings Bank. Coastal Federal transferred approximately $25 million in deposits to First Federal and sold approximately $11 million in loans in conjunction with this transaction. Coastal Federal expects to record a pretax gain of approximately $1.8 million related to this transaction. Separately, as of March 3, 2000, the Board of Directors of Coastal Federal approved a restructuring of the securities portfolio. The Bank expects to incur a pretax loss of $1.0 million to $1.8 million in the securities portfolio restructuring.

Herbert W. Watts, President of First Federal of Cheraw, stated that the two banks will work closely to ensure that the transition is orderly. Watts continued, "First Federal of Cheraw is excited to have the opportunity to serve additional customers in the Florence market. Our style of banking is high touch and relationship oriented, so the customers should notice very little change in that regard."

Michael G. Gerald, President of Coastal Federal, said, "We are very pleased that the purchaser of our Florence office shares our commitment to providing a high level of service in the delivery of financial services to the residents of the Pee Dee Region. Our decision to sell the Florence office permits Coastal Federal to better focus our efforts on coastal markets along the coast of North and South Carolina and gain efficiency improvements."

Coastal Financial Corporation, headquartered in Myrtle Beach, South Carolina, offers a broad range of commercial, consumer and mortgage financial services through two subsidiaries, Coastal Federal Savings Bank and Coastal Investor Services. Coastal Federal, with assets over $740 million, is a federally chartered and FDIC insured community bank with twelve offices serving the communities of Horry and Georgetown Counties, South Carolina and Brunswick and New Hanover Counties, North Carolina. Coastal Investor Services engages in the sale of alternative financial products. Additional information about Coastal Federal is available on its web site at www.coastalfederal.com.

Stock Trading Information

The common stock of Coastal Financial Corporation is traded on the Nasdaq Stock Market under the symbol "CFCP." Bid and offered prices are listed daily in the SUN NEWS, Nasdaq Section, under the symbol "Cstlfncl." For information, contact Herzog, Heine, Geduld, Inc., at 1-800-523-4936, First Union Capital Markets at 1-800-446-1016, Knights Securities at 212-336-8690, Spear, Leeds & Kellogg at 1-800-526-3160, Edgar M. Norris & Company at 864-235-5991 or Trident Securities at 1-800-222-2618.

Dividend Reinvestment and Direct Stock Purchase Plan

Coastal Financial Corporation offers Shareholders a Dividend Reinvestment and Direct Stock Purchase Plan which provides existing and new shareholders a convenient means for making purchase of Coastal Financial shares free of fees and brokerage commissions and at a discount to market price. Additional cash contributions, up to $1,000 per quarter, can be made to purchase additional shares. For more information, contact the Transfer Agent at 1-800-866-1349, Ext. 2511, or Investor Relations.

Shareholder Services

Shareholders desiring to enroll in the Coastal Financial Corporation Dividend Reinvestment Plan, change the name, address, or ownership of their stock certificates, report lost or stolen certificates, or to consolidate accounts should contact the Transfer Agent at 1-800-866-1340, Ext. 2511, or Investor Relations.

Investor Relations

Analysts, investors and other seeking financial information should contact:

      Susan J. Cooke -- Vice President and Secretary
      Coastal Financial Corporation
      2619 Oak Street
      Myrtle Beach, South Carolina 29577
      (843) 626-0467